UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 8, 2012

Date of Report (Date of earliest event reported)

FBR & Co.

(Exact name of registrant as specified in its charter)

Virginia

(State or Other Jurisdiction

of Incorporation)

00133518	20-5164223
(Commission File Number)	(IRS Employer Identification No.)

1001 Nineteenth Street North

Arlington, VA 22209

(Address of Principal Executive Office) (Zip Code)

(703) 312-9500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2012, FBR & Co. (the “Company”) granted awards under a retention and incentive arrangement approved by the Board of Directors that is designed to further the long-term growth of the Company by providing long-term incentives in respect of the Company’s common stock and other equity interests and assets related to the business of the Company and to assist the Company in retaining key employees of experience and ability (the “Retention Program”). Richard J. Hendrix, the Chief Executive Officer of the Company, has elected based on Company performance not to participate in the Retention Program, but Bradley J. Wright, the Chief Financial Officer of the Company, and the other Named Executive Officers will participate in the Retention Program, along with 48 other key employees. Mr. Hendrix did not receive any bonus or incentive award in respect of 2011, and neither Mr. Wright nor the other Named Executive Officers received any bonus or incentive award in respect of 2011 other than under the Retention Program.

An award under the Retention Program represents an interest in the Award Pool established under the Retention Program. The Award Pool consists of a fixed number of shares of Company restricted common stock units (“RSU Pool”) drawn from the shares available under the Company’s 2006 Long-Term Incentive Program (“Stock Plan”) and a specified pool of securities (and the proceeds of those securities and any replacement securities) (“Asset Pool”), which will be issued, held or paid by the Company for the benefit of the participants in the Retention Program. Each participant in the Retention Program has been allocated an interest in the aggregate Award Pool. Because the number of Participants is fixed at the outset of the Retention Program, and the aggregate Award Pool is likewise fixed, any forfeiture of awards by participants who cease to be employed by the Company will result in the remaining Participants being entitled to a proportionately larger share of the Award Pool assuming that they remain employed through the vesting date or as otherwise specified in the Retention Program. The aggregate number of RSUs subject to the Retention Program is 2,510,460, and the fair market value of the Asset Pool as of February 8, 2012, was approximately $3,000,000.

Under the Retention Program, and subject to accelerated vesting in certain limited circumstances, awards will vest if the employee participant remains employed by the Company as of the fourth anniversary following the date of the award. In general, the Company will (1) satisfy the obligations in respect of an Asset Pool award by paying cash and/or delivering assets from the Asset Pool with an aggregate “fair market value” (as defined in the Retention Program) equal to the portion of the Asset Pool in respect of each Asset Pool award, and (2) issue shares of Company common stock (or, in the discretion of the Compensation Committee of the Board of Directors, a cash payment based on the per share “fair market value” (as defined in the Stock Plan)) in settlement of the vested RSU Pool awards. The foregoing description of the Retention Program is qualified in its entirety by reference to the Retention Program and to the related award letter and restricted stock unit agreement filed as Exhibits hereto, and to the Stock Plan, which has been previously filed by the Company.

Under the Retention Program, awards to the Named Executive Officers were as follows: (1) Bradley J. Wright received an award valued at approximately $260,000, including an RSU grant from the RSU Pool valued at approximately $173,332 and an award of the Asset Pool valued at approximately $86,668; (2) James C. Neuhauser received an award valued at approximately $400,000, including an RSU grant from the RSU Pool valued at approximately $266,667 and an award of the Asset Pool valued at approximately $133,333; (3) Michael A.

Lloyd received an award valued at approximately $500,000, including an RSU grant from the RSU Pool valued at approximately $333,333 and an award of the Asset Pool valued at approximately $166,667; and (4) Adam J. Fishman received an award valued at approximately $500,000, including an RSU grant from the RSU Pool valued at approximately $333,333 and an award of the Asset Pool valued at approximately $166,667.

The above mentioned RSU grants to the Named Executive Officers were earlier reported on Form 4 filings with the Securities and Exchange Commission on February 10, 2012.

Item 9.01 Exhibits.

Exhibit 10.1	FBR & Co. Retention and Incentive Plan

Exhibit 10.2	Form of Award Letter under FBR & Co. Retention and Incentive Plan

Exhibit 10.3	Form of Restricted Stock Unit Award Agreement evidencing awards under the FBR & Co. Retention and Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR & CO.

Date: February 14, 2012	By:	/s/ Bradley J. Wright
Name: Bradley J. Wright
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit 10.1	FBR & Co. Retention and Incentive Plan

Exhibit 10.2	Form of Award Letter under FBR & Co. Retention and Incentive Plan

Exhibit 10.3	Form of Restricted Stock Unit Award Agreement evidencing awards under the FBR & Co. Retention and Incentive Plan